Exhibit No. 12


                           THE PROGRESSIVE CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (millions)
                                   (unaudited)

                                                                  Six Months Ended June 30,
                                                            --------------------------------------
                                                               2002                     2001
                                                            ------------             -----------

Income before income taxes                                       $498.2                  $272.6
                                                            ------------             -----------
Fixed Charges:
    Interest and amortization on indebtedness                      36.4                    26.2
    Portion of rents representative
         of the interest factor                                     2.8                     4.0
                                                            ------------             -----------
Total fixed charges                                                39.2                    30.2
                                                            ------------             -----------
Total income available for fixed charges(1)                      $537.4                  $301.9
                                                            ============             ===========
Ratio of earnings to fixed charges                                 13.7                    10.0
                                                            ============             ===========


(1) Excludes interest capitalized, net of amortized interest, of $0 and $.9 million for the six months ended June 30, 2002 and 2001, respectively.

                                       19